Exhibit 99.1

FOR IMMEDIATE RELEASE

Bio-Rad Reports First Quarter Financial Results

HERCULES, CA – May 5, 2005 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research products and clinical diagnostics, announced financial results today for the first quarter ended March 31, 2005. First-quarter net sales from continuing operations were $299.2 million, up 13.9 percent compared to the $262.7 million reported for the first quarter of 2004. On a currency-neutral basis, revenues increased 10.2 percent compared to the first quarter of 2004. This sales growth was the result of gains across a broad array of product areas. Income from continuing operations was $29.5 million compared to $22.6 million in the first quarter last year. Net income for the quarter was $33.5 million. This includes a $4 million gain recorded in discontinued operations related to the sale of the confocal microscopy business. This gain is a result of the resolution of a lease commitment in the UK.

First-Quarter Highlights

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Fully diluted earnings were $1.26 per share, compared to $0.83 reported for the first quarter of 2004.

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Life Science segment net sales from continuing operations for the quarter were $144.1 million, up 18.5 percent from the $121.6 million reported last March. On a currency-neutral basis, sales in this area increased by 14.9 percent.

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The Clinical Diagnostics segment reported consistent growth in its core businesses with total net sales of $151.9 million, a 9.4 percent increase over the comparable period last year. On a currency-neutral basis, segment sales increased 5.5 percent over the first quarter of 2004.

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The settlement of the UK lease commitment along with certain other one-time international tax benefits caused the Company’s effective tax rate to fall for the quarter to 22.5%.

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In March, the Japanese government overturned an injunction against Bio-Rad, enabling the company to resume sales of its real time PCR instrumentation in that country. Positive sales effects are expected to materialize in the second quarter of 2005.

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Throughout the first quarter, the company’s new ExperionTM Electrophoresis System was well received by customers worldwide.

For the Life Science segment, growth in the first quarter was the result of a combination of factors including substantial sales of amplification reagents, process chromatography media and the Bio-PlexTM protein assay system. This growth was somewhat tempered, however, by erosion in the average selling price of BSE tests and competition in the real time PCR instrumentation business.

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Bio-Rad First Quarter

Overall, the Clinical Diagnostics segment experienced considerable growth due to increased worldwide sales of its quality control products, continued success in the U.S. with its Aspergillus test, as well as consistent demand in the U.S., Japanese and Asian markets for its blood virus products including the EvolisTM System.

“While we are still somewhat cautious about 2005, first quarter financial results are a healthy start for the year,” said President and Chief Executive Officer Norman Schwartz. “Additionally, the integration of MJ Research is proceeding as planned. Full assimilation of the sales efforts were completed during the first quarter and we have begun to experience some of the operational efficiencies. During the next several quarters, we hope to realize the full potential of the combined businesses.”

Management will discuss these results in a conference call scheduled for 2:00 p.m. PT (5:00 p.m. ET) today, May 5, 2005. Interested parties can access the call by dialing (800) 591-6942 (in the U.S.), or (617) 614-4909 (international), access number 51782785. The live web cast can be accessed at http://www.bio-rad.com. A replay of the call will be available at (888) 286-8010 (in the U.S.), or (617) 801-6888 (international), access number 59115610 for seven days following the call and the web cast can be accessed at http://www.bio-rad.com" for 30 days.

Bio-Rad Laboratories, Inc. (http://www.bio-rad.com") is a multinational manufacturer and distributor of life science research products and clinical diagnostics. It is based in Hercules, California, and serves more than 70,000 research and industry customers worldwide through a network of more than 30 wholly owned subsidiary offices.

Various statements made within this press release may constitute “forward-looking statements” for purposes of the Securities and Exchange Commission’s “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company’s expectations.

For more information, contact:
Christine Tsingos, Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

Phone:  (510) 724-7000
E-mail: investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc. First Quarter 2005 Consolidated Statements of Income (in thousands, except per share data) (UNAUDITED)
	Three Months Ended March 31,
	2005	2004

Net sales	$299,171	$262,749
Cost of goods sold	132,765	113,485
Gross profit	166,406	149,264
Selling, general and administrative expense	99,498	87,057
Product research and development expense	26,823	24,333
Purchased in-process research and development expense	--	900
Interest expense	8,117	5,050
Foreign exchange (gains) losses, net	(277)	202
Other (income) expense, net	(5,838)	216
Income from continuing operations before taxes	38,083	31,506
Provision for income taxes	8,563	8,886
Income from continuing operations	29,520	22,620
Loss from discontinued operations
Discontinued operations, net of tax	--	(642)
Gain on divestiture, net of tax	3,974	--
Net income	$33,494	$21,978

Basic earnings per share:
Continuing operations	$1.14	$0.88
Discontinued operations	0.15	(0.02)
Net income	$1.29	$0.86

Weighted average common shares	25,909	25,624

Diluted earnings per share:
Continuing operations	$1.11	$0.85
Discontinued operations	0.15	(0.02)
Net income	$1.26	$0.83

Weighted average common shares	26,555	26,444

Certain items have been reclassified to conform to the current year presentation.

BIO-RAD LABORATORIES, INC

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	March 31, 2005	December 31, 2004
Current Assets:
Cash and cash equivalents	$317,898	$195,734
Short-term investments	65,907	165,899
Accounts receivable, net	250,968	261,243
Inventories, net	208,920	205,512
Prepaid expenses, taxes and other current assets	77,362	80,072
Total current assets	921,055	908,460
Net property, plant and equipment	197,303	202,324
Goodwill, net	113,276	113,276
Other assets	167,280	167,942
Total assets	$1,398,914	$1,392,002

Current liabilities:
Notes payable and current maturities of long-term debt	$9,658	$9,457
Accounts payable	67,145	71,194
Accrued payroll and employee benefits	67,615	79,061
Sales, income and other taxes payable	15,369	15,835
Other current liabilities	138,693	139,828
Total current liabilities	298,480	315,375

Long-term debt, net of current maturities	425,807	425,979
Deferred tax liabilities	26,588	24,772
Other long-term liabilities	23,753	28,988
Stockholders’ equity	624,286	596,888
Total liabilities and stockholders’ equity	$1,398,914	$1,392,002

Certain items have been reclassified to conform to the current year presentation.

BIO-RAD LABORATORIES, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Cash received from customers	$ 296,648	$ 266,784
Cash paid to suppliers and employees	(259,242)	(221,836)
Interest paid	(8,973)	(9,360)
Income tax payments	(6,532)	(9.682)
Miscellaneous receipts	4,309	2,211
Discontinued operations	(1,327)	(811)
Net cash provided by operating activities	24,883	27,306

Cash flows from investing activities:
Capital expenditures, net	(9,774)	(13,417)
Other investing activities (principally short-term investments)	103,659	(37,405)
Net cash used in investing activities	93,885	(50,822)

Cash flows from financing activities:
Payments on long-term debt	(121)	(117)
Other financial activities	2,916	93
Net cash provided by (used in) financial activities	2,795	(24)

Effect of exchange rate changes on cash	601	293

Net increase(decrease) in cash and cash equivalents	122,164	(23,247)
Cash and cash equivalents at beginning of period	195,734	65,395
Cash and cash equivalents at end of period	317,898	42,148

Reconciliation of income from continuing operations to net cash provided by operating activities:
Income from continuing operations	$ 29,520	$ 22, 620
Adjustments to reconcile net income to net cash provided by
operating activities (net of effects of acquisitions):
Depreciation and amortization	15,171	10,500
Changes in working capital	(6,905)	(2,014)
Other	(16,877)	(3,158)
Discontinued operations	3,974	(642)
Net cash provided by operating activities	$ 24,883	$ 27,306

Certain items have been reclassified to conform to the current year presentation